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                                                                   EXHIBIT 10.28
FOR IMMEDIATE RELEASE
---------------------
                                 Contact:   John Elliott
                                            Autotote Corporation
                                            (212) 754-2233


                AUTOTOTE SELLS TELE CONTROL LOTTERY SUBSIDIARY

NEW YORK, April 16, 1997 AUTOTOTE CORPORATION (AMEX: TTE) today announced that it has concluded the sale of its European lottery business, Tele Control, to a subsidiary of Scientific Games Holdings Corp. (NYSE: SG) for $25.0 million in cash, plus a price adjustment of up to approximately $1.6 million.

Autotote expects to realize a gain on the sale, which will be reported in the company's second quarter, and will use substantially all of the sale proceeds to pay down the company's bank debt. The final sale price will include an adjustment pursuant to a formula which will reflect, among other items, changes in Tele Control's balance sheet from October 31, 1996. The adjustment will be paid within approximately 75 days.

Under the terms of the sale, Scientific Games will have the right to license and purchase Autotote's wagering terminals for use in lottery applications. Also under the agreement, Scientific Games will have the right of first refusal to purchase Autotote's remaining lottery business; however, Autotote has no present plans to sell this business.

Commenting on the announcement, Lorne Weil, Chairman and CEO of Autotote stated, "We are very pleased to have concluded the sale of Tele Control. The sale moves us toward two of our strategic objectives. First, the sale significantly strengthens our balance sheet by providing cash which will be used to reduce our bank debt. Second, the sale continues our efforts to concentrate on our core businesses and core markets. While we are divesting our European lottery business, Autotote remains committed to serving the North American lottery market and our existing lottery customers."


AUTOTOTE CORPORATION provides wagering equipment, computer software, facilities management and satellite broadcast services for on-track, off-track and inter-track wagering, lotteries, and legalized sports betting facilities. Autotote's systems are in use in the United States, Europe, Canada, Mexico, Latin America, New Zealand and the Far East.